Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-289489
P R O S P E C T U S  S U P P L E M E N T
(to Prospectus dated August 11, 2025)
2,659,575 Shares

Common Stock
We are offering 2,659,575 shares of our common stock in this offering.
Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “SPXC.” On August 12, 2025, the last reported sale price of our common stock on the NYSE was $191.17 per share.
Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-8 of this prospectus supplement and page 6 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

	Per Share	Total
Public offering price	$188.00	$500,000,100.00
Underwriting discounts and commissions(1)	$7.52	$20,000,004.00
Proceeds, before expenses, to us	$180.48	$480,000,096.00

(1) See “Underwriting” for a description of the compensation payable to the underwriters.
The underwriters may also exercise their option to purchase up to an additional 398,936 shares of common stock from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The shares will be ready for delivery on or about August 14, 2025.

BofA Securities	J.P. Morgan	Wells Fargo Securities

TD Cowen	Truist Securities

Citizens Capital Markets	Fifth Third Securities	PNC Capital Markets LLC
Oppenheimer & Co.	Scotiabank	William Blair
B. Riley Securities	Seaport Global Securities	Wolfe Capital Markets and Advisory

The date of this prospectus supplement is August 12, 2025.

Neither we nor any of the underwriters have authorized anyone to provide information different from that contained in this prospectus supplement. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus supplement. Neither the delivery of this prospectus supplement nor the sale of shares of our common stock means that information contained in this prospectus supplement is correct after the date of this prospectus supplement. This prospectus supplement is not an offer to sell or solicitation of an offer to buy shares of our common stock in any circumstances in any jurisdiction in which the offer or solicitation is unlawful.
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus dated August 11, 2025 are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. This prospectus supplement and the accompanying prospectus relate to the offer by us of shares of our common stock to certain investors. We provide information to you about this offering of shares of our common stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates. You should read this prospectus supplement, the accompanying prospectus, the documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you to under the headings “Where You Can Find More Information; Incorporation by Reference.”
We and the underwriters have not authorized anyone to provide you with information that is different than the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus and any free writing prospectus that we authorize. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus, the documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering are accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock.
When we refer to “SPX,” “we,” “our,” “us” and the “Company” in this prospectus supplement, we mean SPX Technologies, Inc. and its consolidated subsidiaries, unless otherwise specified. This also includes Legacy SPX (as defined below) for periods prior to the consummation of the Holding Company Reorganization (as defined below) as the context requires.
SPX, the SPX logo, and other trademarks or service marks of SPX appearing in this prospectus supplement are the property of SPX. This prospectus supplement and the accompanying prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Use or display by us of other parties’ trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owner. Solely for convenience, trademarks and tradenames referred to in this prospectus supplement appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.
S-ii

PROSPECTUS SUPPLEMENT SUMMARY
The items in the following summary are described in more detail later in this prospectus supplement and in the accompanying prospectus. This summary provides an overview of selected information and does not contain all the information you should consider before investing in our common stock. Therefore, you should read the entire prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering carefully, including the “Risk Factors” section, and other documents or information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making any investment decision.
Overview
We are a diversified, global supplier of industrial technology equipment with revenues of approximately $2.0 billion for the year ended December 31, 2024, serving the heating, ventilation and cooling (“HVAC”) and detection and measurement markets. With operations in over 16 countries and over 4,300 employees, we offer a wide array of highly engineered industrial technology products with strong brands.
Our strategy is focused on driving organic and inorganic growth in the engineered niches of the HVAC and Detection and Measurement markets. Our organic growth strategy is focused on continued innovation of our technology-enabled products, with leading market positions and strong moats, and leverage of our business system to drive consistent margin execution and sustained growth. We further accelerate growth through a strategic, rigorous, and disciplined approach to acquisitions. Our 16 acquisitions since 2018, totaling approximately $2.1 billion in capital deployed, have significantly increased our addressable markets and further strengthened our competitive position in key end markets. Our value creation framework has resulted in strong topline and earnings growth.
Our two reportable segments, HVAC and Detection and Measurement, generated revenues for the year ended December 31, 2024 of $1,364.7 million and $619.2 million, respectively, and segment income of $323.9 million and $136.7 million, respectively.
HVAC solutions offered by our businesses include package and process cooling equipment, engineered air movement and handling solutions, hydronic and electrical heating, and ventilation products. Our market leading brands, coupled with our commitment to continuous innovation and focus on our customers’ needs, enables our HVAC cooling and heating businesses to serve an expanding number of industrial, institutional, commercial, data center, and residential customers. Growth for our HVAC businesses will be driven by innovation, increased scalability, and our ability to meet the needs of broader markets.
Our Detection and Measurement product lines encompass underground pipe and cable locators, inspection and rehabilitation equipment, robotic systems, transportation systems, communication technologies, and aids to navigation. Our detection and measurement solutions enable utilities, telecommunication providers and regulators, and municipalities and transit authorities to build, monitor and maintain vital infrastructure. Our technology and decades of experience have afforded us a strong position in specific detection and measurement markets. We intend to expand our portfolio of specialized products through new, innovative hardware and software solutions in an attempt to (i) further capitalize on the detection and measurement markets we currently serve and (ii) expand the number of markets that we serve.
Corporate Information
We are the successor registrant pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to SPX Corporation (“Legacy SPX”) as a result of the completion on August 15, 2022 of a holding company reorganization (the “Holding Company Reorganization”) effected as a merger of Legacy SPX with and into SPX Merger, LLC, a subsidiary of the Company. Each share of Legacy SPX’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the consummation of the Holding Company Reorganization was automatically converted into an equivalent corresponding share of the Company’s common stock having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the corresponding share of Legacy SPX common stock being converted. Accordingly, upon consummation of the Holding Company Reorganization, Legacy SPX stockholders became stockholders of the Company. Legacy SPX was founded in Muskegon, Michigan in 1912 as the Piston Ring Company and adopted the name SPX Corporation in 1988. Our common stock had been listed on the NYSE since 1972.
Our principal executive offices are located at 6325 Ardrey Kell Road, Suite 400, Charlotte, North Carolina 28277, and our telephone number is (980) 474-3700. Our website is www.spx.com. The information on, or accessible through, our website is not incorporated into this prospectus supplement or the accompanying prospectus and should not be considered part of this prospectus supplement or the accompanying prospectus.

THE OFFERING
Common stock offered by us
2,659,575 shares of our common stock
Option to purchase additional shares
We have granted the underwriters an option to purchase up to an additional 398,936 shares of our common stock. This option is exercisable, in whole or in part, for a period of 30 days from the date of this prospectus supplement.
Common stock to be outstanding after this offering
49,396,774 shares (or 49,795,710 shares if the underwriters exercise in full their option to purchase additional shares).
Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $479.3 million, or approximately $551.3 million if the underwriters exercise in full their option to purchase additional shares, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
We currently intend to use the net proceeds of this offering for working capital and other general corporate purposes, including refinancing or repurchasing debt, funding acquisitions of additional assets or businesses, and capital expenditures. See “Use of Proceeds.”
Risk factors
You should read the “Risk Factors” section beginning on page S-8 of this prospectus supplement and included in the documents incorporated by reference in this prospectus supplement for a discussion of factors to consider before deciding to invest in our common stock.
NYSE symbol
“SPXC”
The number of shares of common stock to be outstanding after this offering is based on 46,737,199 shares of our common stock outstanding as of June 28, 2025 and excludes:
•
624,992 shares of common stock issuable upon exercise of stock options outstanding as of June 28, 2025, issued under our 2019 Stock Compensation Plan (the “2019 Plan”), at a weighted average exercise price of $59.43 per share;

•	up to 524,656 shares of common stock issuable upon the vesting and settlement of restricted stock units (“RSUs”) and performance stock units (“PSUs”) outstanding as of June 28, 2025; and
•	3,272,399 shares of common stock reserved for future issuance as of June 28, 2025 under the 2019 Plan.
Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of outstanding options, no vesting or settlement of RSUs or PSUs, and no exercise by the underwriters of their option to purchase up to an additional 398,936 shares of our common stock.

NON-GAAP FINANCIAL MEASURES
To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use certain non-GAAP financial measures, as described below, to understand and evaluate our core operating performance and liquidity, identify trends affecting our business, formulate business plans, and make strategic decisions. These non-GAAP financial measures do not provide investors with an accurate measure of, and should not be used as a substitute for, the comparable financial measures as determined in accordance with GAAP. We believe these non-GAAP financial measures, when read in conjunction with the comparable GAAP financial measures, give investors a useful tool to assess and understand our overall and period-to-period financial performance, because they exclude items of income or expense that we believe are not reflective of our ongoing operating performance. Additionally, we use certain of these non-GAAP financial measures as measures of our liquidity. We acknowledge that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies, which reduces their usefulness as comparative measures.

	Year Ended December 31,
	2024	2023	2022
	(in millions, except percentages and per share amounts)
Other Financial Information
Income from continuing operations (GAAP)	$201.8	$144.7	$19.8
Adjusted net income(1)	$262.6	$200.7	$143.3
Net income (GAAP)	$200.5	$89.9	$0.2
Adjusted EBITDA(2)	$421.0	$310.3	$206.8
Adjusted EBITDA Margin(2)	21.2%	17.8%	14.2%
Earnings per share from continuing operations (GAAP)	$4.29	$3.10	$0.43
Adjusted EPS(3)	$5.58	$4.31	$3.10
Operating cash flow from (used in) continuing operations (GAAP)	$313.1	$243.8	$(115.2)
Adjusted free cash flow(4)	$283.8	$230.1	$97.0
Adjusted free cash flow conversion(4)	108.1%	114.6%	67.7%

(1)
Adjusted net income is defined as income from continuing operations excluding amortization of acquired intangible assets, impairment of goodwill and intangible assets, acquisition and integration-related costs and other, certain long-term incentive compensation expense forfeitures, stranded costs from divestitures, acquisition and integration-related special charges, net, other operating income (expense), net, non-service pension and postretirement adjustments, fair value adjustments on an equity security, asbestos-related charges, loss on amendment/refinancing of senior credit agreement, gain on sale of a building, and tax impacts of these items including removal of certain discrete income tax items that are considered non-recurring.

The following table provides a reconciliation of income from continuing operations, the most directly comparable financial measure presented in accordance with GAAP, to adjusted net income for the periods presented:

	Year Ended December 31,
	2024	2023	2022
	(in millions)
Income from continuing operations	$201.8	$144.7	$19.8
Exclude:
Amortization of acquired intangible assets	(64.5)	(43.9)	(28.5)
Impairment of goodwill and intangible assets	—	—	(13.4)
Acquisition and integration-related costs and other(a)	(12.2)	(13.6)	(16.4)
Long-term incentive compensation expense forfeitures	—	—	0.8
Stranded costs from divestitures	—	—	(0.8)
Special charges, net(b)	(1.3)	—	(0.3)
Other operating expense, net(c)	(8.4)	(9.0)	(74.9)
Non-service pension and postretirement adjustments	(7.6)	(16.1)	(0.1)
Fair value adjustments on an equity security	(4.2)	3.6	(3.0)
Asbestos-related charges	—	(0.2)	(16.5)

	Year Ended December 31,
	2024	2023	2022
	(in millions)
Loss on amendment/refinancing of senior credit agreement	—	—	(1.1)
Gain on sale of a building	3.3	—	—
Tax adjustments(d)	34.1	23.2	30.7
Adjusted net income	$262.6	$200.7	$143.3

(a)	Represents the removal of certain acquisition, strategic and integration-related costs.
(b)
Represents the removal of restructuring charges during the year ended December 31, 2024 and non-cash asset write-downs during the year ended December 31, 2022 related to acquisition integration activities.

(c)
For the year ended December 31, 2024, adjustment represents the removal of a charge of $8.4 million associated with a settlement with the seller of ULC Robotics (“ULC”) regarding additional contingent consideration. For the year ended December 31, 2023, adjustment represents the removal of a charge of $9.0 million related to the resolution of a dispute with a former representative at one of our Detection & Measurement reportable segment businesses. For the year ended December 31, 2022, adjustment represents the removal of (i) the loss of $73.9 million related to the divestiture of three wholly-owned subsidiaries that hold asbestos liabilities and certain assets, including related insurance assets, to Canvas Holdco LLC, an entity formed by a joint venture of Global Risk Capital LLC and an affiliate of Premia Holdings Ltd (the “Asbestos Portfolio Sale”), (ii) a charge of $2.3 million related to revisions of recorded liabilities for asbestos-related claims, and (iii) a gain of $1.3 million related to a revision of the liability associated with contingent consideration on an acquisition.

(d)	Primarily represents the tax impact of items (a) through (c) above and the removal of certain discrete income tax items that are considered non-recurring.
(2)
Adjusted EBITDA is defined as net income excluding income tax provisions, interest expense, net, amortization expense, depreciation expense, loss from discontinued operations, net of tax, acquisition-related and other costs, long-term incentive compensation expense forfeitures, impairment of goodwill and intangible assets, special charges, net, other operating income (expense), net, non-service pension and postretirement adjustments, asbestos-related charges, fair value adjustments on an equity security, gain on sale of a building, and loss on amendment/refinancing of senior credit agreement.

The following table provides a reconciliation of net income, the most directly comparable financial measure presented in accordance with GAAP, to Adjusted EBITDA for the periods presented:

	Year Ended December 31,
	2024	2023	2022
	(in millions, except percentages)
Net income	$200.5	$89.9	$0.2
Exclude:
Income tax provision	(53.6)	(41.6)	(7.3)
Interest expense, net	(43.6)	(25.5)	(7.6)
Amortization expense(a)	(64.9)	(44.0)	(28.6)
Depreciation expense	(26.7)	(19.2)	(17.8)
Loss from discontinued operations, net of tax	(1.3)	(54.8)	(19.6)
Acquisition related and other costs(b)	(12.2)	(13.6)	(17.2)
Long-term incentive compensation expense forfeitures(c)	—	—	0.8
Impairment of goodwill and intangible assets	—	—	(13.4)
Special charges, net(d)	(1.3)	—	(0.3)
Other operating expense, net(e)	(8.4)	(9.0)	(74.9)
Non-service pension and postretirement adjustments	(7.6)	(16.1)	(0.1)
Asbestos-related charges	—	(0.2)	(16.5)
Fair value adjustments on an equity security	(4.2)	3.6	(3.0)
Gain on sale of a building	3.3	—	—
Loss on amendment/refinancing of senior credit agreement	—	—	(1.1)
Adjusted EBITDA	$421.0	$310.3	$206.8
Revenues	$1,983.9	$1,741.2	$1,460.9
Adjusted EBITDA margin	21.2%	17.8%	14.2%

(a)
Represents amortization expense associated with acquired intangible assets recorded within “Intangible amortization” and amortization of capitalized software costs recorded within “Cost of products sold.”

(b)
For the year ended December 31, 2024, adjustment represents the removal of (i) certain acquisition and strategic/transformation related costs of $5.0 million, (ii) integration costs of $5.4 million within the HVAC reportable segment and (iii) an inventory step-up charge of $1.8 million related to the acquisition of Ingénia Technologies Inc. (the “Ingénia acquisition”) within the HVAC reportable segment. For the year ended December 31, 2023, adjustment represents the removal of (i) certain acquisition and strategic/transformation related costs of $7.8 million, (ii) an inventory step-up charge of $3.6 million related to the acquisition of ASPEQ Heating Group (the “ASPEQ acquisition”) within the HVAC reportable segment and (iii) integration costs of $1.7 million and $0.5 million within the HVAC and Detection and Measurement reportable segments, respectively. For the year ended December 31, 2022, adjustment represents the removal of (i) acquisition and strategic/transformation related costs of $14.5 million, (ii) an inventory step-up charge related to the acquisition of International Tower Lighting, LLC (the “ITL acquisition”) of $1.1 million within the Detection & Measurement reportable segment, (iii) costs associated with our South Africa business that could not be allocated to discontinued operations for GAAP purposes of $0.8 million, and (iv) integration costs of $0.4 million and $0.4 million within the HVAC and Detection & Measurement reportable segments, respectively.
(c)	For the year ended December 31, 2022, adjustment represents the removal of a gain of $0.8 million related to long-term incentive compensation forfeitures.
(d)	Represents the removal of restructuring charges and a non-cash asset write-down associated with acquisition integration activities.
(e)
For the year ended December 31, 2024, adjustment represents the removal of a charge of $8.4 million associated with a settlement with the seller of ULC regarding additional contingent consideration. For the year ended December 31, 2023, adjustment represents the removal of a charge of $9.0 million related to the resolution of a dispute with a former representative at one of our Detection & Measurement reportable segment businesses. For the year ended December 31, 2022, adjustment represents the removal of (i) the loss of $73.9 million related to the Asbestos Portfolio Sale, (ii) a charge of $2.3 million related to revisions of recorded liabilities for asbestos-related claims, and (iii) a gain of $1.3 million related to a revision of the liability associated with contingent consideration on a recent acquisition.

(3)
Adjusted EPS is defined as earnings per share from continuing operations excluding certain acquisition-related and other costs, long-term incentive compensation expense, amortization of acquired intangible assets, impairment of goodwill and intangible assets, special charges, net, other operating expense, net, other income (expense), net, loss on amendment/refinancing of our senior credit agreement, and income tax provision.

The following table provides a reconciliation of earnings per share from continuing operations, the most directly comparable financial measure presented in accordance with GAAP, to Adjusted EPS for the year ended December 31, 2024:

	GAAP	Adjustments	Adjusted
	(in millions, except per share amounts)
Segment income	$460.6	$—	$460.6
Corporate expense	(53.6)	5.0(a)	(48.6)
Acquisition-related and other costs	(7.2)	7.2(b)	—
Long-term incentive compensation expense	(15.0)	—	(15.0)
Amortization of acquired intangible assets	(64.5)	64.5(c)	—
Special charges, net	(3.6)	1.3(d)	(2.3)
Other operating expense, net	(8.4)	8.4(e)	—
Operating income	308.3	86.4	394.7
Other expense, net	(9.3)	8.5(f)	(0.8)
Interest expense, net	(43.6)	—	(43.6)
Income from continuing operations before income taxes	255.4	94.9	350.3
Income tax provision	(53.6)	(34.1)(g)	(87.7)
Income from continuing operations	201.8	60.8	262.6
Diluted shares outstanding	47.078		47.078
Earnings per share from continuing operations	$4.29		$5.58

(a)	Represents the removal of certain acquisition and strategic/transformation related costs of $5.0 million.
(b)
Represents the removal of (i) integration costs of $5.4 million within the HVAC reportable segment and (ii) an inventory step-up charge of $1.8 million related to the Ingénia acquisition within the HVAC reportable segment.

(c)
Represents the removal of amortization expense associated with acquired intangible assets of $47.3 million and $17.2 million within the HVAC and Detection & Measurement reportable segments, respectively.

(d)	Represents the removal of restructuring charges associated with acquisition integration activities.
(e)	Represents the removal of a charge of $8.4 million associated with a settlement with the seller of ULC regarding additional contingent consideration.
(f)
Represents the removal of (i) non-service pension and postretirement losses of $(7.6) million and (ii) a loss on an equity security associated with a fair value adjustment of $(4.2) million, partially offset by a gain on a sale of a building of $(3.3) million.

(g)	Primarily represents the tax impact of items (a) through (f) above and the removal of certain discrete income tax items that are considered non-recurring.

The following table provides a reconciliation of earnings per share from continuing operations, the most directly comparable financial measure presented in accordance with GAAP, to Adjusted EPS for the year ended December 31, 2023:

	GAAP	Adjustments	Adjusted
	(in millions, except per share amounts)
Segment income	$353.2	$—	$353.2
Corporate expense	(58.4)	8.1(a)	(50.3)
Acquisition-related and other costs	(5.8)	5.8(b)	—
Long-term incentive compensation expense	(13.4)	—	(13.4)
Amortization of acquired intangible assets	(43.9)	43.9(c)	—
Special charges, net	(0.8)	—	(0.8)
Other operating expense, net	(9.0)	9.0(d)	—
Operating income	221.9	66.8	288.7
Other income (expense), net	(10.1)	12.4(e)	2.3
Interest expense, net	(25.5)	—	(25.5)
Income from continuing operations before income taxes	186.3	79.2	265.5
Income tax provision	(41.6)	(23.2)(f)	(64.8)
Income from continuing operations	144.7	56.0	200.7
Diluted shares outstanding	46.612		46.612
Earnings per share from continuing operations	$3.10		$4.31

(a)
Represents the removal of certain acquisition and strategic/transformation related expenses of $7.8 million and a reclassification of transition services income of $0.3 million from “Other income (expense), net.”

(b)
Represents the removal of (i) an inventory step-up charge of $3.6 million related to the ASPEQ acquisition within the HVAC reportable segment and (ii) integration costs of $1.7 million and $0.5 million within the HVAC and Detection & Measurement reportable segments, respectively.

(c)
Represents the removal of amortization expense associated with acquired intangible assets of $26.7 million and $17.2 million within the HVAC and Detection & Measurement reportable segments, respectively.

(d)	Represents the removal of a charge of $9.0 million related to the resolution of a dispute with a former representative at one of our Detection & Measurement reportable segment businesses.
(e)
Represents the removal of (i) non-service pension and postretirement losses of $(16.1) million and (ii) the removal of a charge related to the Asbestos Portfolio Sale of $0.2 million, partially offset by (i) a gain on an equity security associated with a fair value adjustment $(3.6) million and (ii) the reclassification of income related to a transition services agreement of $(0.3) million to “Corporate expense.”

(f)	Primarily represents the tax impact of items (a) through (e) above and the removal of certain discrete income tax items that are considered non-recurring.
The following table provides a reconciliation of earnings per share from continuing operations, the most directly comparable financial measure presented in accordance with GAAP, to Adjusted EPS for the year ended December 31, 2022:

	GAAP	Adjustments	Adjusted
	(in millions, except per share amounts)
Segment income	$249.6	$—	$249.6
Corporate expense	(68.6)	18.2(a)	(50.4)
Acquisition-related and other costs	(1.9)	1.9(b)	—
Long-term incentive compensation expense	(10.9)	(0.8)(c)	(11.7)
Amortization of acquired intangible assets	(28.5)	28.5(d)	—
Impairment of goodwill and intangible assets	(13.4)	13.4(e)	—
Special charges, net	(0.4)	0.3(f)	(0.1)
Other operating expense, net	(74.9)	74.9(g)	—
Operating income	51.0	136.4	187.4
Other income (expense), net	(15.2)	16.7(h)	1.5
Interest expense, net	(7.6)	—	(7.6)
Loss on amendment/refinancing of senior credit agreement	(1.1)	1.1(i)	—
Income from continuing operations before income taxes	27.1	154.2	181.3
Income tax provision	(7.3)	(30.7)(j)	(38.0)
Income from continuing operations	19.8	123.5	143.3
Diluted shares outstanding	46.221		46.221
Earnings per share from continuing operations	$0.43		$3.10

(a)
Represents the removal of acquisition and strategic/transformation related expenses incurred during the period of $(14.5) million, costs associated with our South Africa business that could not be allocated to discontinued operations for GAAP purposes $(0.8) million, as well as a reclassification of transition services income of $(2.9) million from “Other income (expense), net.”

(b)
Represents the removal of inventory step-up charges related to the ITL acquisition of $1.1 million within the Detection & Measurement reportable segment and integration costs of $0.4 million and $0.4 million within the HVAC and Detection & Measurement reportable segments, respectively.

(c)	Represents the removal of a gain of $0.8 million related to long-term incentive compensation forfeitures.
(d)
Represents the removal of amortization expense associated with acquired intangible assets of $11.5 million and $17.0 million within the HVAC and Detection & Measurement reportable segments, respectively.

(e)	Represents the removal of non-cash charges related to the impairment of goodwill and intangible assets.
(f)	Represents the removal of a non-cash asset write-down associated with acquisition integration activities.
(g)
Represents the removal of (i) the loss related to the Asbestos Portfolio Sale of $(73.9) million, (ii) a charge of $(2.3) million related to revisions of recorded liabilities for asbestos-related claims, and (iii) a gain of $(1.3) million related to a revision of the liability associated with contingent consideration on a recent acquisition.

(h)
Represents the removal of (i) asbestos-related charges of $(16.5) million, (ii) a loss on an equity security associated with a fair value adjustment $(3.0) million, and (iii) non-service pension and postretirement losses of $(0.1) million, partially offset by the reclassification of income related to a transition services agreement of $(2.9) million to “Corporate expense.”

(i)	Represents the removal of a non-cash charge and certain expenses incurred in connection with an amendment to our senior credit agreement.
(j)	Primarily represents the tax impact of items (a) through (i) above and the removal of certain discrete income tax items that are considered non-recurring.
(4)
Adjusted free cash flow is defined as operating cash flow from (used in) continuing operations including capital expenditures and excluding acquisition and integration-related payments and other. Adjusted free cash flow conversion is calculated as the adjusted free cash flow from (used in) continuing operations divided by the adjusted net income for the period.

The following table provides a reconciliation of operating cash flow from (used in) continuing operations, the most directly comparable financial measure presented in accordance with GAAP, to adjusted free cash flow for the periods presented:

	Year Ended December 31,
	2024	2023	2022
	(in millions, except percentages)
Operating cash flow from (used in) continuing operations	$313.1	$243.8	$(115.2)
Include:
Capital expenditures	(38.0)	(23.9)	(15.9)
Free cash flow from continuing operations	$275.1	$219.9	$(131.1)
Exclude:
Acquisition and integration-related payments and other(a)	8.7	10.2	228.1
Adjusted free cash flow	$283.8	$230.1	$97.0
Adjusted net income	$262.6	$200.7	$143.3
Adjusted free cash flow conversion	108.1%	114.6%	67.7%

(a)
For the year ended December 31, 2024, adjustments represent the removal of certain discrete income tax items that are considered non-recurring of $16.4 million, cash payments associated with integration costs of $4.8 million within our HVAC reportable segment, certain acquisition and strategic/transformation related payments of $2.9 million, a payment of $9.0 million related to the resolution of a dispute with a former representative at one of our Detection & Measurement reportable segment businesses, and a payment of $8.4 million associated with a settlement with the seller of ULC regarding additional contingent consideration. For the year ended December 31, 2023, adjustments represent the removal of acquisition and strategic/transformation related expenses of $7.8 million, the removal of a charge related to the Asbestos Portfolio Sale of $0.2 million, and integration costs of $1.7 million and $0.5 million within our HVAC and Detection & Measurement reportable segments, respectively. For the year ended December 31, 2022, adjustments represent the removal of cash utilized for asbestos-related matters of $167.8 million (including the payments related to the Asbestos Portfolio Sale), the removal of tax-related payments of $43.8 million primarily related to the taxes paid on the sale of our Transformers Solutions business, and $16.5 million related to acquisition and strategic/transformation-related expenses.

RISK FACTORS
You should consider carefully the risks described below and discussed under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2024 as updated by our subsequent filings under the Exchange Act, including our Quarterly Reports on Form 10-Q for the periods ended March 29, 2025 and June 28, 2025, which are incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety, together with other information in this prospectus supplement, the accompanying prospectus and the information and documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in our common stock. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations.
Risks Relating to this Offering
We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. We expect to use the net proceeds from this offering for working capital and other general corporate purposes, including refinancing or repurchasing debt, funding acquisitions of additional assets or businesses, and capital expenditures. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.
Sales of a substantial number of shares of our common stock by our existing stockholders in the public market could cause our stock price to fall.
Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could significantly reduce the market price of our common stock and impair our ability to raise adequate capital through the sale of additional equity securities.
In connection with this offering, we and our directors and executive officers have agreed that for a period of 60 days following the date of this prospectus supplement, subject to certain exceptions, we or they will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of common stock without the prior written consent of BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC. See the section titled “Underwriting” for a more complete description of the lock-up agreements with the underwriters. Sales of a substantial number of such shares upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of these agreements, could cause our market price to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.
We have also registered the offer and sale of all shares of common stock that we may issue under our equity compensation plans. These shares have been registered on Form S-8 registration statements and may be freely sold in the public market upon issuance, except for shares held by affiliates who have certain restrictions on their ability to sell. If these additional shares of common stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.
We cannot predict the effect that future sales of common stock or other equity-related securities would have on the market price of our common stock.

Our issuance of additional capital stock in connection with financings, acquisitions, investments, our stock compensation plans or otherwise will dilute all other stockholders.
Our issuance of additional capital stock in connection with financings, acquisitions, investments, our stock compensation plans or otherwise may dilute our stockholders. We expect to issue additional capital stock in the future that may result in dilution to all other stockholders. We expect to continue granting stock-based compensation awards to employees and directors under our stock compensation plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may make acquisitions or investments complementary to our existing business operations and may issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus, including the documents incorporated or deemed to be incorporated by reference herein and therein, contains “forward-looking statements” within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended (“Securities Act”). These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our businesses’ or our industries’ actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. Such statements may address our plans, our strategies, our prospects, changes and trends in our business and the markets in which we operate.
In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential” or “continue” or the negative of those terms or other comparable terminology. Particular risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include the following:
•	cyclical changes and specific industry events in our markets;
•	changes in anticipated capital investment and maintenance expenditures by customers;
•
changes in economic conditions in relevant global and North American markets, including as a result of the imposition, or threat of imposition, of tariffs, such as the significant tariffs announced by the U.S. government in 2025 and retaliatory tariffs announced in response thereto and other trade barriers or geopolitical conflicts;

•
availability, limitations or cost increases of raw materials and/or commodities, including as a result of new or increased tariffs, as well as the potential impact of retaliatory tariffs and other penalties that cannot be recovered in product pricing;

•	the impact of competition on profit margins and our ability to maintain or increase market share;
•	inadequate performance by third-party suppliers and subcontractors for outsourced products, components and services and other supply-chain risks;
•	the uncertainty of claims resolution with respect to environmental and other contingent liabilities;
•	the impact of climate change and any legal or regulatory actions taken in response thereto;
•	cyber-security risks;
•	risks with respect to the protection of intellectual property, including with respect to our digitalization initiatives;
•	the impact of overruns, inflation and the incurrence of delays with respect to long-term fixed-price contracts;
•	defects or errors in current or planned products;
•	the impact of pandemics and governmental and other actions taken in response;
•	domestic economic, political, legal, accounting and business developments adversely affecting our business, including regulatory changes;
•	uncertainties with respect to our ability to identify acceptable acquisition targets;
•
uncertainties surrounding timing and successful completion of acquisition or disposition transactions, including with respect to integrating acquisitions and achieving cost savings, synergistic sales or other benefits from acquisitions, including from the acquisition of Sigma & Omega;

•	the impact of retained liabilities of disposed businesses;
•	potential labor disputes;
•	extreme weather conditions and natural and other disasters; and

•
the other important factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2024 as updated by our subsequent filings under the Exchange Act, including our Quarterly Reports on Form 10-Q for the periods ended March 29, 2025 and June 28, 2025, which are incorporated by reference herein.

The forward-looking statements in this prospectus supplement are based upon information available to us as of the date hereof, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
You should read this prospectus supplement and the documents that we reference and have filed as exhibits to this registration statement with the understanding that our actual future results, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. These forward-looking statements speak only as of the date hereof. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus supplement, whether as a result of any new information, future events or otherwise.

USE OF PROCEEDS
We estimate that we will receive net proceeds of approximately $479.3 million from the sale of shares of common stock offered by us in this offering, or approximately $551.3 million if the underwriters exercise in full their option to purchase up to an additional 398,936 shares of common stock, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
We currently intend to use the net proceeds of this offering for working capital and other general corporate purposes, including refinancing or repurchasing debt, funding acquisitions of additional assets or businesses, and capital expenditures.
The amounts and timing of our actual expenditures will depend on numerous factors, including the factors described under “Risk Factors” in this prospectus supplement and in the documents incorporated by reference herein, as well as the amount of cash used in our operations. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending the uses described above, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities.

DIVIDEND POLICY
We do not anticipate declaring or paying in the foreseeable future, any dividends on our capital stock. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors, subject to applicable laws and will depend on then-existing conditions, including our financial condition, results of operations, capital requirements, contractual restrictions, such as those that are included in current agreements or that may be contained in future agreements and financing instruments, business prospects and other factors our board of directors may deem relevant.

UNDERWRITING
BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of shares
BofA Securities, Inc.	633,208
J.P. Morgan Securities LLC	564,380
Wells Fargo Securities, LLC	564,380
TD Securities (USA) LLC	187,001
Truist Securities, Inc.	187,001
Citizens JMP Securities, LLC	99,734
Fifth Third Securities, Inc.	99,734
PNC Capital Markets LLC	99,734
Oppenheimer & Co, Inc.	49,867
Scotia Capital (USA) Inc.	49,867
William Blair & Company, L.L.C.	49,867
B. Riley Securities, Inc.	24,934
Seaport Global Securities LLC	24,934
WR Securities, LLC	24,934
Total	2,659,575

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $4.512 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.
The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$188.00	$500,000,100.00	$575,000,068.00
Underwriting discount	$7.52	$20,000,004.00	$23,000,002.72
Proceeds, before expenses, to us	$180.48	$480,000,096.00	$552,000,065.28

The expenses of the offering, not including the underwriting discount, are estimated at approximately $0.7 million and are payable by us. We have agreed to reimburse the underwriters for certain of their expenses in an amount up to $30,000.
Option to Purchase Additional Shares
We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 398,936 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.
No Sales of Similar Securities
We, our executive officers and directors (each a “lock-up party”) have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 60 days after the date of this prospectus supplement (the “restricted period”) without first obtaining the written consent of BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly
•	offer, pledge, sell or contract to sell any common stock,
•	sell any option or contract to purchase any common stock,
•	purchase any option or contract to sell any common stock,
•	grant any option, right or warrant for the sale of any common stock,
•	lend or otherwise dispose of or transfer any common stock,
•	publicly file a registration statement related to the common stock, or
•
enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.
The lock-up restrictions described above do not apply to us with respect to the following transactions (subject to certain limitations): (i) the shares of common stock being offered and sold pursuant to this offering, (ii) any shares of common stock issued by us upon the exercise of an option or warrant, the vesting or settlement of restricted stock, restricted stock units, or other equity-based awards or the conversion of a security outstanding on the date of the underwriting agreement and referred to in this prospectus supplement (including documents incorporated by reference), (iii) any shares of common stock issued, or options to purchase common stock, restricted stock, restricted stock units or other equity-based awards granted pursuant to existing employee benefit plans of ours referred to in this prospectus supplement (including documents incorporated by reference), (iv) the establishment or amendment of a trading plan on behalf of a shareholder, officer or director of ours pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (A) such plan does not provide for the transfer of common stock during the restricted period and (B) to the extent a public announcement or filing under the Exchange Act, if any, is required by us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period, (v) any shares of common stock issued pursuant to any non-employee director stock plan or dividend reinvestment plan referred to in this prospectus supplement (including documents incorporated by reference) or (vi) filing by us of a registration statement with the SEC on Form S-8 in respect of any shares or other equity instruments issued pursuant to any plans or programs described in (iii) or (iv) above, (G) the confidential submission by us of any registration statement with the SEC in respect of any shares of common stock, provided that (A) no public filing with the SEC or any other public announcement may be made during the restricted period in relation to such registration, (B) the representatives of the underwriters must have received prior written notice from us of a confidential submission of a registration statement with the SEC during the restricted period at least five business days prior to such submission and (C) no securities may be sold, distributed or exchanged during the restricted period, or (vii) the sale or the issuance of shares of common stock or any securities convertible into, or exercisable or exchangeable for, shares of common stock, or the entrance into an agreement to issue common stock or any securities convertible into, or exercisable or exchangeable for, shares of common stock, in connection with any merger, joint venture, strategic alliances, commercial or other collaborative transaction or the acquisition or license of the business, property, technology or other assets of another individual or entity or the assumption of an employee benefit plan in connection with a merger or acquisition, provided that the aggregate number of shares of common stock or any securities convertible into, or exercisable or exchangeable for, common stock that we may issue or agree to issue pursuant to this clause (vii) shall not exceed 10% of the total number of shares of common stock issued and outstanding immediately following completion of the offering; and provided further that the recipients thereof provide to the representatives a signed lock-up letter substantially in the form of the lock-up letter described in the underwriting agreement.
The restrictions on our executive officers and directors set forth above are subject to the following exceptions (subject to certain limitations): (i) as a bona fide gift or gifts, including, without limitation, to a charitable organization or educational institution, or for bona fide estate planning purposes; (ii) by will, testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the lock-up party ; (iii) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement; (iv) pursuant to an order of a court or regulatory agency having jurisdiction over the undersigned; (v) to any corporation, partnership, limited liability company or other entity of which the lock-up party or the immediate family of the lock-up party are the legal and beneficial owner of all of the outstanding equity securities or similar interests; (vi) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (v) above; (vii) to any immediate family member or any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the lock-up party or one or more immediate family members of the lock-up party, or if the lock-up party is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (viii) if the lock-up party is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or affiliates of the lock-up party (including, for the avoidance of doubt, where the lock-up party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to limited partners, limited liability company members or stockholders of the undersigned or holders of similar equity interests in the lock-up party; (ix) to us upon the lock-up party’s death, disability or termination of employment or other service relationship with us; provided that such shares of common stock were issued pursuant to an agreement or equity award granted pursuant to an employee benefit plan, option, warrant or other right disclosed in this prospectus supplement; (x) pursuant to a bona fide third-party tender offer, or in connection with a merger, consolidation or other similar transaction, that is approved by our board of directors, made to all holders of our capital stock involving a change of control (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which the lock-up party may agree to transfer, sell, tender or otherwise dispose of the shares in connection with such transaction, or vote any shares or other securities in favor of any such transaction); provided that, in the event that such tender offer, merger, consolidation or other transaction is not completed, the lock-up party’s shares shall remain subject to the lock-up agreement; provided further that any shares of common stock not transferred, sold or otherwise disposed of in such third-party tender offer, merger, consolidation, or other similar transaction shall remain subject to the restrictions set forth in the lock-up agreement; (xi) to us pursuant to the vesting or settlement of restricted stock units or performance stock units or the exercise of options or other rights to purchase the shares of common stock (including, in each case, by way of “net” or “cashless” exercise), including any transfer, sale or other disposition to us for the payment of exercise price, tax withholdings or remittance payments due as a result of the vesting, settlement or exercise of such restricted stock units, performance stock units, options or rights; provided that, in each case, any such restricted stock units, performance stock units and options to purchase shares of common stock were granted under an equity incentive plan or other equity award plan that is described in this prospectus supplement and provided further that, in each case, any such shares of common stock received by the lock-up party upon such vesting, settlement or exercise that are not so transferred, sold or otherwise disposed shall be subject to the restrictions set forth in the lock-up agreement; or (xii) pursuant to a 10b5-1 trading plan that complies with Rule 10b5- 1 under the Exchange Act that has been entered into by the lock-up party prior to the date of the lock-up agreement, provided that (1) in the case of clauses (i), (ii), (iii), (v), (vi), (vii) and (viii) above, the representatives receive a signed lock-up agreement for the balance of the restricted period from each donee, devisee, trustee, distributee, or transferee, as the case may be, (2) in the case of clauses (i), (ii), (v), (vii) and (viii) above, any such transfer shall not involve a disposition for value, (3) in the case of clauses (v), (vi) and (viii) above, such transfers are not required to be reported during the restricted period with the SEC on Form 4 or Form 5 in accordance with Section 16(a) of the Exchange Act, (4) in the case of clause (i), (ii), (iii), (iv), (ix), (xi) and (xii) above, any such required filing shall clearly indicate in the footnotes thereto that the filing relates to circumstances described in such a clause, and (5) the lock-up party does not otherwise voluntarily effect any public filing or report regarding such transfers. Notwithstanding anything herein to the contrary, nothing in the lock-up agreement prevents the lock-up parties from establishing a 10b5-l trading plan or from amending an existing 10b5-l trading plan so long as there are no sales of shares of common stock subject to the lockup under such plan during the restricted period; and provided that, the establishment or amendment of a 10b5-1 trading plan shall only be permitted if any public announcement or filing under the Exchange Act, if required or voluntarily made by or on behalf of the lock-up party or us regarding the establishment or amendment of such plan, shall include a statement to the effect that no transfer of such shares may be made under such plan during the restricted period.
BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.
New York Stock Exchange Listing
The shares are listed on the New York Stock Exchange under the symbol “SPXC.”
Price Stabilization, Short Positions
Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.
In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Distribution
In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. For instance, certain of the underwriters and/or their respective affiliates are lenders and/or agents under our Amended and Restated Credit Agreement (as further amended) with Bank of America, N.A., an affiliate of BofA Securities Inc., as administrative agent, swingline lender, letter of credit lender, lender, joint lead arranger and joint bookrunner, pursuant to which each of JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, TD Securities (USA) LLC, Truist Securities, Inc., Citizens Bank, N.A., an affiliate of Citizens JMP Securities, LLC, Fifth Third Bank, National Association, an affiliate of Fifth Third Securities, Inc., PNC Capital Markets LLC and The Bank of Nova Scotia, an affiliate of Scotia Capital (USA) Inc., are lenders, joint lead arrangers and joint bookrunners under such facility. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
European Economic Area
In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
a.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;
b.
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

c.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
Each person in a Relevant State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.
In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.
The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom
In relation to the United Kingdom (“UK”), no shares have been offered or will be offered pursuant to the offering to the public in the UK prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority in the UK in accordance with the UK Prospectus Regulation and the FSMA, except that offers of shares may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:
a.	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;
b.
to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

c.	at any time in other circumstances falling within section 86 of the FSMA, provided that no such offer of shares shall require the Issuer or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
Each person in the UK who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the UK Prospectus Regulation.
In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the UK to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.
The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, and the expression “FSMA” means the Financial Services and Markets Act 2000.
In addition, in the UK, this document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
Notice to Prospective Investors in Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in Hong Kong
The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan
The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:
(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(b)	where no consideration is or will be given for the transfer’
(c)	where the transfer is by operation of law; or
(d)	as specified in Section 276(7) of the SFA.
Notice to Prospective Investors in Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our common stock.
This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
•	U.S. expatriates and former citizens or long-term residents of the United States;
•	persons holding our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	banks, insurance companies, and other financial institutions;
•	brokers, dealers, or traders in securities;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•	tax-exempt organizations or governmental organizations;
•	persons deemed to sell our common stock under the constructive sale provisions of the Code;
•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•	tax-qualified retirement plans;
•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and
•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust that (1) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions
As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”
Subject to the discussion below on effectively connected income and in the sections titled “—Information Reporting and Backup Withholding” and “—Additional Withholding Tax on Payments Made to Foreign Accounts,” dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Taxable Disposition
Subject to the discussion below in the sections titled “—Information Reporting and Backup Withholding” and “—Additional Withholding Tax on Payments Made to Foreign Accounts,” a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•	our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our common stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

LEGAL MATTERS
The validity of the issuance of the securities offered hereby will be passed upon for us by Latham & Watkins LLP. The underwriters are being represented in connection with this offering by Davis Polk & Wardwell LLP.
EXPERTS
The consolidated financial statements of SPX Technologies, Inc. and subsidiaries incorporated by reference in this prospectus supplement, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Available Information
We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus supplement forms a part. The rules and regulations of the SEC allow us to omit from this prospectus supplement and the accompanying prospectus certain information included in the registration statement. For further information about us and the securities we are offering under this prospectus supplement, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus supplement and the accompanying prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.
We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
Our website address is www.spx.com. The information on, or accessible through, our website is not incorporated into, this prospectus supplement or the accompanying prospectus and should not be considered part of this prospectus supplement or the accompanying prospectus.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus modifies or replaces that statement.
We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering of the securities described in this prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.
This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC:
•	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 26, 2025;
•	the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 3, 2025;
•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 29, 2025 and June 28, 2025, filed with the SEC on May 2, 2025 and August 1, 2025, respectively;
•	our Current Report on Form 8-K filed with the SEC on May 13, 2025; and
•
the description of our Common Stock contained in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 26, 2025, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and the accompanying prospectus and deemed to be part of this prospectus supplement and the accompanying prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:
SPX Technologies, Inc.
6325 Ardrey Kell Road, Suite 400,
Charlotte, North Carolina 28277
(980) 474-3700

PROSPECTUS

SPX Technologies, Inc.

Common Stock
Preferred Stock
Debt Securities
Warrants
Purchase Contracts
Units
We may offer and sell the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.
Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.
We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.
INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 6 OF THIS PROSPECTUS, INCLUDING THE RISK FACTORS IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.
Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “SPXC.” On August 8, 2025, the last reported sale price of our common stock on the NYSE was $201.57 per share.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 11, 2025.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”
We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.
When we refer to “SPX,” “we,” “our,” “us” and the “Company” in this prospectus, we mean SPX Technologies, Inc. and its consolidated subsidiaries, unless otherwise specified. This also includes Legacy SPX (as defined below) for periods prior to the consummation of the Holding Company Reorganization (as defined below) as the context requires. When we refer to “you,” we mean the potential holders of the applicable series of securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including the documents incorporated or deemed to be incorporated by reference into this prospectus, contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our businesses’ or our industries’ actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. Such statements may address our plans, our strategies, our prospects, changes and trends in our business and the markets in which we operate.
In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential” or “continue” or the negative of those terms or other comparable terminology. Particular risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include the following:
•	cyclical changes and specific industry events in our markets;
•	changes in anticipated capital investment and maintenance expenditures by customers;
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changes in economic conditions in relevant global and North American markets, including as a result of the imposition, or threat of imposition, of tariffs, such as the significant tariffs announced by the U.S. government in 2025 and retaliatory tariffs announced in response thereto and other trade barriers or geopolitical conflicts;

•
availability, limitations or cost increases of raw materials and/or commodities, including as a result of new or increased tariffs, as well as the potential impact of retaliatory tariffs and other penalties that cannot be recovered in product pricing;

•	the impact of competition on profit margins and our ability to maintain or increase market share;
•	inadequate performance by third-party suppliers and subcontractors for outsourced products, components and services and other supply-chain risks;
•	the uncertainty of claims resolution with respect to environmental and other contingent liabilities;
•	the impact of climate change and any legal or regulatory actions taken in response thereto;
•	cyber-security risks;
•	risks with respect to the protection of intellectual property, including with respect to our digitalization initiatives;
•	the impact of overruns, inflation and the incurrence of delays with respect to long-term fixed-price contracts;
•	defects or errors in current or planned products;
•	the impact of pandemics and governmental and other actions taken in response;
•	domestic economic, political, legal, accounting and business developments adversely affecting our business, including regulatory changes;
•	uncertainties with respect to our ability to identify acceptable acquisition targets;
•
uncertainties surrounding timing and successful completion of acquisition or disposition transactions, including with respect to integrating acquisitions and achieving cost savings, synergistic sales or other benefits from acquisitions, including from the acquisition of Sigma & Omega;

•	the impact of retained liabilities of disposed businesses;
•	potential labor disputes;
•	extreme weather conditions and natural and other disasters; and
•	the other important factors discussed in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

The forward-looking statements in this prospectus are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
You should read this prospectus and the documents that we reference and have filed as exhibits to this prospectus with the understanding that our actual future results, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. These forward-looking statements speak only as of the date of this prospectus. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus, whether as a result of any new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Available Information
We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
Our web site address is www.spx.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
•	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 26, 2025;
•	the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 3, 2025;
•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 29, 2025 and June 28, 2025, filed with the SEC on May 2, 2025 and August 1, 2025, respectively;
•	our Current Report on Form 8-K filed with the SEC on May 13, 2025; and
•
the description of our Common Stock contained in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 26, 2025, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in this prospectus, prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.
You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:
SPX Technologies, Inc.
6325 Ardrey Kell Road, Suite 400,
Charlotte, North Carolina 28277
(980) 474-3700
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY
Overview
We are a diversified, global supplier of industrial technology equipment serving the heating, ventilation, and cooling (“HVAC”) and detection and measurement markets. With operations in over 16 countries and over 4,300 employees, we offer a wide array of highly engineered industrial technology products with strong brands.
Our strategy is focused on driving organic and inorganic growth in the engineered niches of the HVAC and Detection and Measurement markets. Our organic growth strategy is focused on continued innovation of our technology-enabled products, with leading market positions and strong moats, and leverage of our business system to drive consistent margin execution and sustained growth. We further accelerate growth through a strategic, rigorous, and disciplined approach to acquisitions. Our 16 acquisitions since 2018, totaling approximately $2.1 billion in capital deployed, have significantly increased our addressable markets and further strengthened our competitive position in key end markets. Our value creation framework has resulted in strong topline and earnings growth.
HVAC solutions offered by our businesses include package and process cooling equipment, engineered air movement and handling solutions, hydronic and electrical heating, and ventilation products. Our market leading brands, coupled with our commitment to continuous innovation and focus on our customers’ needs, enables our HVAC cooling and heating businesses to serve an expanding number of industrial, institutional, commercial, data center, and residential customers. Growth for our HVAC businesses will be driven by innovation, increased scalability, and our ability to meet the needs of broader markets.
Our Detection and Measurement product lines encompass underground pipe and cable locators, inspection and rehabilitation equipment, robotic systems, transportation systems, communication technologies, and aids to navigation. Our detection and measurement solutions enable utilities, telecommunication providers and regulators, and municipalities and transit authorities to build, monitor and maintain vital infrastructure. Our technology and decades of experience have afforded us a strong position in specific detection and measurement markets. We intend to expand our portfolio of specialized products through new, innovative hardware and software solutions in an attempt to (i) further capitalize on the detection and measurement markets we currently serve and (ii) expand the number of markets that we serve.
Corporate Information
We are the successor registrant pursuant to Rule 12g-3(a) under the Exchange Act, to SPX Corporation (“Legacy SPX”) as a result of the completion on August 15, 2022 of a holding company reorganization (the “Holding Company Reorganization”) effected as a merger of Legacy SPX with and into SPX Merger, LLC, a subsidiary of the Company. Each share of Legacy SPX’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the consummation of the Holding Company Reorganization was automatically converted into an equivalent corresponding share of the Company’s common stock having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the corresponding share of Legacy SPX common stock being converted. Accordingly, upon consummation of the Holding Company Reorganization, Legacy SPX stockholders became stockholders of the Company. Legacy SPX was founded in Muskegon, Michigan in 1912 as the Piston Ring Company and adopted the name SPX Corporation in 1988. Our common stock had been listed on the NYSE since 1972.
Our principal executive offices are located at 6325 Ardrey Kell Road, Suite 400, Charlotte, North Carolina 28277, and our telephone number is (980) 474-3700. Our website is www.spx.com. The information on, or accessible through, our website is not incorporated into this prospectus and should not be considered part of this prospectus.

RISK FACTORS
Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. Before deciding whether to invest in our securities, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the sections entitled “Special Note Regarding Forward-Looking Statements” included in this prospectus and “Forward-Looking Information” included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation (our “Certificate of Incorporation”) and our amended and restated by-laws (our “By-Laws”), which have been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”
Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 3,000,000 shares of preferred stock, without par value, of which 500,000 shares have been designated as Series A Preferred Stock.
Common Stock
As of July 25, 2025, 46,758,155 shares of our common stock were outstanding.
The holders of our common stock are entitled to have dividends declared in cash, property, or other securities out of any of our net profits or net assets legally available therefor as and when declared by our board of directors. In the event of the liquidation or dissolution of our business, the holders of common stock will be entitled to receive ratably the balance of net assets available for distribution after payment of any liquidation or distribution preference payable with respect to any then outstanding shares of our preferred stock. Each share of common stock is entitled to one vote with respect to matters brought before the stockholders, except for the election of any directors who may be elected by vote of any outstanding shares of preferred stock voting as a class.
The payment of any dividends on our common stock is subject to the discretion of our board of directors. Any determination to pay any dividends on our common stock is subject to consideration of our financial performance and on-going capital needs, our ability to declare and pay dividends under the terms of our credit agreements and any indentures governing our debt securities, and other factors deemed relevant.
Preferred Stock
As of July 25, 2025, we had no shares of preferred stock outstanding.
The rights and privileges of our common stock may be subordinate to the rights and preferences of any of our preferred stock. Under our Certificate of Incorporation and subject to the limitations prescribed by law, our board of directors, without stockholder approval, may issue our preferred stock in one or more series, and may establish prior to issuance the number of shares to be included in such series and may fix the designation, powers, privileges, preferences and relative participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, except that such shares shall not have more than one vote per share. For so long as no shares of Series A Preferred Stock are outstanding, our board of directors, without stockholder approval, may amend the designation of such series to change the number of shares to be included in such series and alter the designation, powers, privileges, preferences and relative participating, optional or other rights of the shares of such series and any qualifications, limitations or restrictions thereof.
All shares of any series of preferred stock, as between themselves, are to rank equally and be identical; and all series of preferred stock, as between themselves, are to rank equally and are identical except as set forth in resolutions adopted by our board of directors in authorizing the issuance of a particular series.
Delaware Anti-Takeover Law and Certain Certificate of Incorporation and By-law Provisions
Certain provisions of Delaware law, our Certificate of Incorporation and our By-Laws may have the effect of delaying, deferring or discouraging another person from acquiring control of our Company, including takeover attempts that might result in a premium over the market price for the shares of common stock. These provisions are summarized below.

Delaware Law
We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating certain corporate takeover transactions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time that the person became an interested stockholder, unless:
•
before the person became an “interested stockholder,” the board of directors of the corporation approved the transaction in which the “interested stockholder” became an “interested stockholder” or approved the business combination;

•
upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation that was outstanding at the time the transaction commenced. For purposes of determining the number of shares outstanding, shares owned by directors who are also officers of the corporation and shares owned by employee stock plans, in specified instances, are excluded; or

•
at or after the time the person became an “interested stockholder,” the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the “interested stockholder.”

A “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an “interested stockholder,” transactions with an “interested stockholder” involving the assets or stock of the corporation or any majority-owned subsidiary, transactions which increase an “interested stockholder’s” percentage ownership of stock of the corporation or any majority-owned subsidiary, and receipt of various financial benefits from the corporation or any majority-owned subsidiary. In general, an “interested stockholder” is defined as any person or entity that is the beneficial owner of at least 15% of a corporation’s outstanding voting stock or is an affiliate or associate of the corporation and was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time within the past three years.
A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. SPX has not opted out of this provision. The statute could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.
Certificate of Incorporation and By-Law Provisions
Together, our Certificate of Incorporation and By-Laws:
•	provide for a classified board of directors, although the board of directors will cease to be classified commencing with the 2027 annual meeting of stockholders;
•
require that a director may be removed only for cause and only upon the affirmative vote of holders of 80% of the outstanding shares of common stock (together with any other class of our outstanding voting stock voting together as a single class);

•	provide that vacancies on our board of directors, including vacancies resulting from an increase in the size of our board of directors, may be filled only by our board of directors;
•	permit our board of directors to issue, without stockholder approval, preferred stock with such terms as our board of directors may determine;
•	prohibit stockholder action through written consents;
•	require that special meetings of stockholders be called only by our Chairman, President and Chief Executive Officer or our board of directors;
•	include advance-notice requirements for stockholder proposals for a stockholder vote at, and for stockholder nominations for the election of directors at, annual meetings of the stockholders;
•
require the affirmative vote of holders of 80% of the outstanding shares of common stock (together with any other class of our outstanding voting stock voting together as a single class) to approve certain business combinations involving an “Affiliate” of our Company, any person who beneficially owns, or within the prior two years beneficially owned, directly or indirectly, voting shares of our capital stock having more than 10% of the voting power of our outstanding voting stock, or any assignee of voting shares that had been held by such a beneficial owner (other than a purchaser of such shares in a public offering), unless such business combination transaction satisfies specified price and procedural requirements or is approved by two-thirds of the “Continuing Directors” of our Company (as such terms are defined in our Certificate of Incorporation);
•
permit our board of directors, in determining whether an “acquisition proposal” for our Company is in the best interests of our Company and our stockholders, to consider all factors it deems relevant including, without limitation, social, legal and economic effects upon employees, suppliers, customers and on the communities in which our Company is located, as well as on the long-term business prospects of our Company; and

•
require the affirmative vote of holders of 80% of the outstanding shares of common stock (together with any other class of our outstanding voting stock voting together as a single class) to amend, alter or repeal provisions of the Certificate of Incorporation and the By-Laws prohibiting stockholder action by written consent, the quorum requirements for stockholder meetings, establishing the means for calling special meetings of the stockholders, providing for the number, term, election and removal of directors and the filling of director vacancies, and providing for the supermajority stockholder approval requirement for certain business combination transactions involving substantial stockholders.

These provisions of our Certificate of Incorporation and By-Laws could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.
Exclusive Forum Provisions Applicable to Certain Legal Actions
Our Certificate of Incorporation includes provisions specifying the forum for certain legal actions, as described below.
Delaware Forum Provision
Our Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for certain legal actions would be the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”) or another state or federal court located within the State of Delaware if the Delaware Court of Chancery lacks jurisdiction. The following legal actions are subject to such provision:
•	any derivative action or proceeding brought on behalf of the Company;
•
any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or agent, or stockholder of the Company to the Company or the Company’s stockholders, creditors or other constituents, including a claim alleging the aiding and abetting of such a breach of fiduciary duty;

•
any action or proceeding asserting a claim against the Company or any current or former director, officer or other employee or agent of the Company arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the Delaware General Corporation Law (the “DGCL”), or our Certificate of Incorporation or By-Laws, as the foregoing may be amended from time to time;

•	any action or proceeding seeking to interpret, apply, enforce or determine the validity of any provision of our Certificate of Incorporation or By-Laws, as either may be amended from time to time;
•	any action or proceeding asserting a claim governed by the internal affairs doctrine of the State of Delaware;
•	any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL; and
•	any action or proceeding as to which the DGCL confers jurisdiction on the Delaware Court of Chancery.

Such legal actions include claims that might be brought by stockholders as plaintiffs. Accordingly, this Delaware forum provision of our Certificate of Incorporation limits the ability of a stockholder to bring the specified claims (including a claim against directors, officers or employees) in a judicial forum other than the Delaware Court of Chancery.
Our Certificate of Incorporation provides that anyone who acquires or holds any interest in shares of capital stock of the Company will be deemed to consent to the terms of this Delaware forum provision.
Federal Forum Provision
Our Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any claim arising under the Securities Act. Accordingly, under this federal forum provision claims under the Securities Act could not be brought by a stockholder in a state court. This federal forum provision does not limit stockholders to filing such claims in a federal court located in any particular state. It is not certain whether a state court would enforce this federal forum provision if claims under the Securities Act were brought by a stockholder in a state court.
Our Certificate of Incorporation provides that anyone who acquires or holds any interest in securities of the Company may be deemed to consent to the terms of this federal forum provision.
Listing
Our common stock is listed on the NYSE under the symbol “SPXC.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEBT SECURITIES
The following description, together with the additional information we include in any applicable prospectus supplement or free writing prospectus, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.
We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.
The debt securities will be issued under an indenture between us and a trustee named in a prospectus supplement. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.
As used in this section only, “SPX,” “we,” “our” or “us” refer to SPX Technologies, Inc. excluding our subsidiaries, unless expressly stated or the context otherwise requires.
General
The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).
We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:
•	the title and ranking of the debt securities (including the terms of any subordination provisions);
•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;
•	any limit on the aggregate principal amount of the debt securities;
•	the date or dates on which the principal of the securities of the series is payable;
•
the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

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the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;
•
any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

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the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;
•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;
•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;
•
the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;
•
if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•
the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;
•
any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;
•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;
•
the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•
any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. (Section 2.2)
We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the material federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.
If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange
Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company (the “Depositary”), or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.
Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)
You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.
Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”
Covenants
We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.
No Protection in the Event of a Change of Control
Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.
Consolidation, Merger and Sale of Assets
We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:
•
we are the surviving entity or the successor person (if other than SPX) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.
Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)
Events of Default
“Event of Default” means with respect to any series of debt securities, any of the following:
•
default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;
•
default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or SPX and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;
•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of SPX;
•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)
No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.
We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1)
If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.
The indenture provides that the trustee may refuse to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)
No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:
•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and
•
the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)
Modification and Waiver
We and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:
•	to cure any ambiguity, defect or inconsistency;
•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;
•	to provide for uncertificated securities in addition to or in place of certificated securities;
•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;
•	to surrender any of our rights or powers under the indenture;
•	to add covenants or events of default for the benefit of the holders of debt securities of any series;
•	to comply with the applicable procedures of the applicable depositary;
•	to make any change that does not adversely affect the rights of any holder of debt securities;
•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;
•
to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)
We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:
•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;
•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;
•
reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;
•
waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•
make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)
Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)
Defeasance of Debt Securities and Certain Covenants in Certain Circumstances
Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.
This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)
Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:
•
we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).
The conditions include:
•
depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•
delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

No Personal Liability of Directors, Officers, Employees or Securityholders
None of our past, present or future directors, officers, employees or securityholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.
Governing Law
The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York.
The indenture will provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the debt securities or the transactions contemplated thereby.
The indenture will provide that any legal suit, action or proceeding arising out of or based upon the indenture or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York, and we, the trustee and the holder of the debt securities (by their acceptance of the debt securities) irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The indenture will further provide that service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in the indenture will be effective service of process for any suit, action or other proceeding brought in any such court. The indenture will further provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the courts specified above and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum. (Section 10.10)

DESCRIPTION OF OTHER SECURITIES
We will set forth in the applicable prospectus supplement a description of any warrants, purchase contracts or units issued by us that may be offered and sold pursuant to this prospectus.

GLOBAL SECURITIES
Book-Entry, Delivery and Form
Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary (“DTC”), and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.
DTC has advised us that it is:
•	a limited-purpose trust company organized under the New York Banking Law;
•	a “banking organization” within the meaning of the New York Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and
•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.
Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.
To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.
So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.
Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.
Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.
So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below and unless if otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.
Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.
Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.
The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.
DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.
As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:
•
DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or
•	an Event of Default has occurred and is continuing with respect to such series of securities, we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

Euroclear and Clearstream
If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.
Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.
Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.
Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.
Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Other
The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

PLAN OF DISTRIBUTION
We may sell the offered securities from time to time:
•	through underwriters or dealers;
•	through agents;
•	directly to one or more purchasers; or
•	through a combination of any of these methods of sale.
We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS
Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of SPX Technologies, Inc. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of SPX Technologies, Inc. and subsidiaries incorporated by reference in this prospectus, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

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Common Stock
P R O S P E C T U S   S U P P L E M E N T
BofA Securities

J.P. Morgan

Wells Fargo Securities

TD Cowen

Truist Securities
Citizens Capital Markets
Fifth Third Securities
PNC Capital Markets LLC
Oppenheimer & Co.
Scotiabank
William Blair
B. Riley Securities
Seaport Global Securities
Wolfe Capital Markets and Advisory
August 12, 2025